EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS RECORD THIRD QUARTER RESULTS

Highlights (Continuing operations in Q3 2015 compared to Q3 2014):

●	Net sales: increased 20% to a third quarter record $404.9 million
●	Gross profit: increased 33% to a third quarter record $60.1 million
●	Gross profit margin: increased to a third quarter record high 14.9% from 13.4%
●	Operating profit: decreased $0.1 million to $1.0 million and includes $1.8 million of special charges. Excluding special charges our operating profit would have increased $1.4 million.
●	Adjusted EBITDA: increased 47% to $5.9 million
●	Repurchased 247,620 shares at an average price of $10.12
●	Adjusted EPS from continuing operations, excluding special charges: $0.09
●	Completed acquisition of Acrodex on October 26, 2015

El Segundo, California — October 29, 2015 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the third quarter of 2015. Consolidated net sales in Q3 2015 were $404.9 million, an increase of $68.1 million, from $336.8 million in Q3 2014. Consolidated gross profit for Q3 2015 was $60.1 million, an increase of $14.9 million, or 33%, from $45.2 million in Q3 2014. Consolidated gross profit margin was 14.9% in Q3 2015 compared to consolidated gross profit margin of 13.4% in Q3 2014. Adjusted EBITDA (as defined below) for Q3 2015 was $5.9 million, an increase of $1.9 million, or 47%, from $4.0 million in Q3 2014. Consolidated operating profit for Q3 2015 was $1.0 million, a decrease of $0.1 million, or 17%, from $1.1 million in Q3 2014. Excluding special charges in both comparative periods, consolidated operating profit would have increased $1.4 million. Consolidated operating profit for Q3 2015 includes $1.8 million of special charges relating to M&A related fees, severance costs related to cost reduction initiatives and lease vacancy charges. Consolidated loss from continuing operations was $0.5 million in Q3 2015 compared to consolidated income from continuing operations of $0.1 million in Q3 2014. Consolidated net loss was $0.8 million in Q3 2015 compared to consolidated net loss of $0.1 million for Q3 2014. Diluted EPS from continuing operations for Q3 2015 was $(0.04) compared to diluted EPS from continuing operations of $0.01 for Q3 2014. Excluding the M&A related fees, and severance and lease vacancy costs, adjusted EPS from continuing operations for Q3 2015 was $0.09 compared to $0.03 for Q3 2014.

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “Our third quarter results reflect continued strength from the integration of En Pointe into our legacy businesses, including the value we are recognizing from the acquired sales leadership, software expertise, technical capabilities and operational excellence. As we previously discussed, we have reorganized our internal resources surrounding three primary practice groups called Advanced Technologies, End-Point Technologies and Managed Technologies. We have been actively integrating the En Pointe leadership and team into these practice groups to best achieve a class-leading, unique go-to-market approach that supports the entire organization. In addition, we have recently hired Tom Ducatelli and Alan Lawrence to lead our Commercial and Public Sector organizations, respectively. Tom and Alan are each long-tenured industry sales executives with proven success leading large sales organizations in these markets. We are excited about the experienced leadership they bring to our PCM team.”

Khulusi continued, “Our operating results missed our guidance for EPS by $0.04, or $0.5 million, a small number when factoring where we are taking the company. Our goal is to grow our top line aggressively and continue to restructure our operations to drive much higher quarterly and yearly EPS in the years to come and we are confident we will achieve this goal. We continue to transform PCM into a full service IT solutions provider with a much bigger platform and footprint. In this regard, our gross margins were a third-quarter record high of 14.9%, demonstrating the traction we are making in our transformation strategy. We invested in incremental software licensing and professional services resources in the quarter beyond our initial plan in order to drive incremental results for the balance of this year and beyond. We continue to target adjusted EPS of $1.00 per share for the twelve months ended March 31, 2016, adjusted for our small Q3 miss, which translates to $0.61 per share over the next two quarters, without giving effect to the Acrodex acquisition, which we expect to be accretive in FY2016.”

Khulusi stated, “Regarding Acrodex, as you may have seen, yesterday we announced that we acquired Acrodex, a leading provider of hardware, software, services and solutions to enterprise, mid-market and public sector customers across Canada and the No. 9 Solution Provider by size according to the 2015 CDN Top 100 Solution Provider list. We believe Acrodex’s successful 30-year history in Canada, tenured and strong customer and vendor relationships, impressive services portfolio and revenue stream, vast array of high-end vendor technical certifications, coveted Microsoft Canada LSP status and its 445 committed and loyal employee base launch PCM into the Canadian market in a grand, formidable manner and provide us with a wonderful platform to build from and expand. For those customers with a presence in both the U.S. and Canada, the Acrodex acquisition brings us the capability to provide a one-stop shop for their IT solutions needs.”

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Jay Miley, President of PCM, Inc., said, “We grew our revenue 20%, and more importantly grew our gross profit by 33%, with gross margin coming in at 14.9%. We continue to believe in our solution provider strategy and the transformation efforts we are pursuing. To that end, we are very excited about our go-to-market internal restructuring, and the new sales leadership that Frank discussed, and look forward to driving significant sales and profitability growth over the next year. In connection with our continued focus on profitability and cost control, we implemented an incremental plan in the third quarter in addition to the plan executed in the second quarter that we expect to yield further annualized SG&A cost reductions of approximately $7 million. The plan was substantially executed at the beginning of October, and cost us approximately $0.6 million in the third quarter for severance and restructuring related costs.”

Results of Operations

	Three Months Ended September 30,
	2015		2014
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$317,614	78%	$249,628	74%	$67,986	27%
Public Sector	68,572	17	64,017	19	4,555	7
MacMall	18,757	5	23,164	7	(4,407)	(19)
Corporate & Other	(10)	—	(8)	—	(2)	NM (1)
Consolidated	$404,933	100%	$336,801	100%	$68,132	20%

(1) Not meaningful.

Consolidated net sales were $404.9 million in Q3 2015 compared to $336.8 million in Q3 2014, an increase of $68.1 million, or 20%, which was primarily due to the addition of sales from our acquired En Pointe business, partially offset by a continued impact of a shift in sales mix towards products reported on a net basis. Consolidated sales of services were $31.9 million in Q3 2015 compared to $31.3 million in Q3 2014, an increase of $0.6 million, or 2%, and represented 8% and 9% of net sales in Q3 2015 and Q3 2014, respectively.

Commercial net sales were $317.6 million in Q3 2015 compared to $249.6 million in Q3 2014, an increase of $68.0 million or 27%.

The increase in Commercial net sales was primarily due to the addition of sales from our acquired En Pointe business, partially offset by a continued impact of a shift in sales mix towards products reported on a net basis. Sales of services in the Commercial segment decreased 6% in Q3 2015, and represented 9% of Commercial net sales in Q3 2015 and 12% in Q3 2014.

Public Sector net sales were $68.6 million in Q3 2015 compared to $64.0 million in Q3 2014, an increase of $4.6 million, or 7%, primarily due to the addition of sales from En Pointe, partially offset by a shift in sales mix towards products reported on a net basis in our SLED business and an $8.3 million, or 21%, decrease in our Federal business primarily due to reductions under two of our large federal contract vehicles.

MacMall net sales were $18.8 million in Q3 2015 compared to $23.2 million in Q3 2014, a decrease of $4.4 million, or 19%. The decrease in MacMall net sales was primarily due to lower sales of Apple desktops and notebooks.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $60.1 million in Q3 2015, an increase of $14.9 million, or 33%, from $45.2 million in Q3 2014. Consolidated gross profit margin increased to 14.9% in Q3 2015 from 13.4% in Q3 2014. The increase in consolidated gross profit was primarily due to gross profit from En Pointe. The increase in consolidated gross profit margin was due to an increase in mix of less working capital intensive categories such as software and maintenance contract solutions, many of which are recorded on a net basis. Additionally, our overall sales mix is shifting towards our higher margin commercial sales away from public sector and consumer businesses.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $59.2 million in Q3 2015 compared to $44.1 million in Q3 2014, an increase of $15.1 million, or 34%. Consolidated SG&A expenses as a percentage of net sales increased to 14.6% in Q3 2015 from 13.1% in Q3 2014. The increase in consolidated SG&A expenses was primarily due to SG&A expenses relating to En Pointe and includes $1.2 million of M&A related fees. The increase in consolidated SG&A expenses also includes a $0.4 million increase in severance costs related to cost reduction initiatives and a $0.2 million increase related to lease vacancy costs. We will continue exploring additional synergies and cost reduction opportunities as we go forward, such as systems, facilities, and personnel, which may result in additional special charges. We expect to incur a special non-cash charge in the fourth quarter as contemplated and discussed in our second quarter Form 10-Q related to our decision to pursue En Pointe’s SAP solution over the AX ERP solution as more fully described below in our ERP Update.

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Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended September 30,						Change in
	2015		2014		Change in		Operating
	Operating	Operating Profit	Operating	Operating Profit	Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)	Profit (Loss)	Margin(1)	$	%	%
Commercial	$15,836	5.0%	$12,851	5.1%	$2,985	23%	(0.1)%
Public Sector	3,773	5.5	1,756	2.7	2,017	115	2.8
MacMall	464	2.5	(228)	(1.0)	692	(304)	3.5
Corporate & Other	(19,117)	(4.7) (1)	(13,230)	(3.9) (1)	(5,887)	44	(0.8)
Consolidated	$956	0.2%	$1,149	0.3%	$(193)	(17)%	(0.1)%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $1.0 million in Q3 2015 compared to consolidated operating profit of $1.1 million in Q3 2014, a decrease of $0.1 million, or 17%. The decrease in consolidated operating profit includes a total of $1.8 million of special charges described in the SG&A discussion. Excluding these special charges, consolidated operating profit would have increased $1.4 million, or 100%, primarily due to the En Pointe acquisition.

Commercial operating profit was $15.8 million in Q3 2015 compared to $12.9 million in Q3 2014, an increase of $2.9 million, or 23%. The increase in Commercial operating profit was primarily due to the addition of En Pointe, partially offset by continued investments in our legacy business in sales and software related personnel.

Public Sector operating profit was $3.8 million in Q3 2015 compared to $1.8 million in Q3 2014, an increase of $2.0 million, or 115%.

The increase in Public Sector operating profit was primarily due to the addition of En Pointe and a $0.9 million increase in Federal gross profit.

MacMall operating profit was $0.5 million in Q3 2015 compared to an operating loss of $0.2 million in Q3 2014, an increase of $0.7 million primarily due to reductions across multiple SG&A categories.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $19.1 million in Q3 2015 compared to $13.2 million in Q3 2014, an increase of $5.9 million, or 44%, primarily due to additional operating expenses of En Pointe, and includes $1.2 million of M&A related expenses and increases in legacy personnel costs.

Consolidated Balance Sheet and Cash Flow

Cash used in operations for the nine months ended September 30, 2015 was $6.3 million compared to cash provided by operations for the nine months ended September 30, 2014 of $61.7 million. Accounts receivable at September 30, 2015 was $299.3 million, an increase of $99.7 million from December 31, 2014, with the increase primarily due to the build of En Pointe’s receivables since the acquisition on April 1, 2015. Inventory at September 30, 2015 was $46.5 million, a decrease of $4.1 million from December 31, 2014. Accounts payable at September 30, 2015 was $205.0 million, an increase of $82.7 million from December 31, 2014 primarily due to the addition of En Pointe. We invested in capital expenditures during the nine months ended September 30, 2015 totaling $19.7 million compared to capital expenditures of $22.8 million during the nine months ended September 30, 2014. Capital expenditures for the nine months ended September 30, 2015 includes the purchase of real property in Irvine, California for $5.8 million and Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and new ERP systems. Capital expenditures for the nine months ended September 30, 2014 was primarily related to expenditures relating to our ERP upgrade, the construction of our new cloud data center in New Albany, Ohio, the expenditures relating to leasehold improvements and other build-out costs related to our new Chicago and Austin offices, and investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. Outstanding borrowings under our line of credit increased by $30.1 million to $82.9 million at September 30, 2015 compared to December 31, 2014. Total notes payable, including the $4.8 million of note payable related to asset held for sale in connection with our Irvine property, increased by $14.2 million to $40.4 million at September 30, 2015 compared to December 31, 2014.

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Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended September 30,
Headcount By Segment(1):	2015	2014
Commercial(2)	592	498
Public Sector(3)	127	108
MacMall	54	75
Total	773	681

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.
(2)	Includes 65 average account executives related to En Pointe in the three months ended September 30, 2015.
(3)	Includes 16 average account executives related to En Pointe in the three months ended September 30, 2015.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which includes our closed retail stores and the results of our OnSale and eCost businesses.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix:	2015	2014	Growth
Software(1)	29%	17%	142%
Notebooks & Tablets	18	18	36
Manufacturer service and warranties(1)	8	8	50
Networking	8	10	6
Delivered services	8	9	2
Desktops	7	10	7
Storage	4	4	31
Displays	4	5	17
Accessories	3	3	36
Servers	3	4	(6)
Input devices	2	2	8
Other(2)	6	10	11
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

ERP Update

As we indicated in our second quarter Form 10-Q, we have been in the process of upgrading our ERP systems due to the discontinued third party support of certain of our aged legacy systems, our changing IT needs when considering the transitioning state of our business from our origins towards becoming a leading IT solution provider and the ongoing desire to integrate multiple systems upon which we currently operate as a result of multiple acquisitions. In this regard, we have previously purchased licenses for Microsoft Dynamics AX and other related modules to provide a complete, robust and integrated ERP solution and have expended time, effort and resources to implement this AX solution for our legacy businesses. We believe the implementation and upgrade of our systems should help us to gain further efficiencies across our organizations. Our newly acquired En Pointe business has operated for a number of years on an implemented and successfully functioning SAP system. As a result of the En Pointe acquisition, we considered new issues related to the costs, risks and benefits of either continuing the implementation of our AX solution and moving En Pointe to such AX solution or moving the legacy businesses to the SAP solution. In response, we had shifted certain of our IT development efforts towards assessing these respective costs, risks and benefits. There are significant risks and uncertainties in adopting and implementing a new ERP system and as part of our assessment of these alternatives, we considered the fact that En Pointe has been successfully functioning on its SAP system for many years while none of our businesses have operated on the AX system. While we believe the AX solution has many valuable features and that it has been essential that we have undertaken our AX development efforts to date, we have weighed these attributes and the transition risk inherent with any such new solution against the fact that En Pointe, with similar business characteristics and system needs to our legacy businesses, has been successfully operating on its SAP system for a number of years. As a result of the assessments performed to date, management now believes the SAP solution to be the best, most viable and cost effective option for our consolidated business going forward. To that end, on October 27, 2015, our Board of Directors with management’s recommendation made a determination to adopt the SAP platform across all of our business units and approved the non-cash write-off of $21.5 million of work in process software previously capitalized for all major phases of the design, configuration and customization of the AX solution to date. This charge was contemplated and discussed in our second quarter Form 10-Q and will be incurred in the fourth quarter. We continue to expect the incremental costs of implementing the SAP solution to be approximately $5 million and the rollout of SAP to additional major divisions to occur beginning in the second quarter of 2016, after which point we expect to realize significant cost savings and operational efficiencies. This rollout will continue to other major divisions in the subsequent quarters until substantially all of the company is moved to SAP. Upon completion of the rollout, we expect to realize significant synergies and benefits across our entire organization.

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Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiative and other uncommon, non-recurring or special items. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on October 29, 2015 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on October 29, 2015 until November 4, 2015 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 68290768.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Including pro forma results from our acquisition of En Pointe in April 2015, we generated over $1.7 billion in revenue in 2014. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the benefits of our reorganization of internal resources or other changes in the sales and services organizations; other opportunities for growth or expectations of growth in top or bottom line operating results; expectations of earnings per share; statements regarding our positioning for future growth; statements regarding our gross margin levels and their indication of traction in our transformation strategy; statements regarding benefits or expectations related to the Acrodex acquisition; statements regarding the risks and benefits related to our decision to adopt the SAP ERP solution; and statements regarding expected synergies and reductions to our cost structure. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe and Acrodex acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended June 30, 2015, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$404,933	$336,801	$1,179,763	$997,129
Cost of goods sold	344,790	291,602	1,018,549	855,249
Gross profit	60,143	45,199	161,214	141,880
Selling, general and administrative expenses	59,187	44,050	164,615	130,722
Operating profit (loss)	956	1,149	(3,401)	11,158
Interest expense, net	1,018	688	2,661	2,381
Income (loss) from continuing operations before income taxes	(62)	461	(6,062)	8,777
Income tax expense (benefit)	421	345	(2,230)	3,783
Income (loss) from continuing operations	(483)	116	(3,832)	4,994
Loss from discontinued operations, net of taxes	(302)	(257)	(259)	(1,102)
Net income (loss)	$(785)	$(141)	$(4,091)	$3,892

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.32)	$0.41
Loss from discontinued operations, net of taxes	(0.03)	(0.02)	(0.02)	(0.09)
Net income (loss)	$(0.07)	$(0.01)	$(0.34)	$0.32

Diluted EPS:
Income (loss) from continuing operations	$(0.04)	$0.01	$(0.32)	$0.39
Loss from discontinued operations, net of taxes	(0.03)	(0.02)	(0.02)	(0.09)
Net income (loss)	$(0.07)	$(0.01)	$(0.34)	$0.30

Weighted average number of common shares outstanding:
Basic	11,976	12,367	12,101	12,217
Diluted	11,976	12,954	12,101	12,871

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT (LOSS)

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA(a):
Consolidated operating profit (loss)	$956	$1,149	$(3,401)	$11,158
Add: Consolidated depreciation expense	2,749	2,573	8,161	7,685
Consolidated amortization expense	421	72	924	244
EBITDA	$4,126	$3,794	$5,684	$19,087

Adjusted EBITDA:
EBITDA	$4,126	$3,794	$5,684	$19,087
Add: M&A related fees(b)	1,199	—	1,210	—
Severance & restructuring related costs(c)	582	220	3,729	471
Write-off of CRM(d)	—	—	3,327	—
Adjusted EBITDA	$5,907	$4,014	$13,950	$19,558

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$(62)	$461	$(6,062)	$8,777
Less: Income tax expense (benefit)	421	345	(2,230)	3,783
Consolidated income (loss) from continuing operations	$(483)	$116	$(3,832)	$4,994

Consolidated income (loss) from continuing operations before income taxes	$(62)	$461	$(6,062)	$8,777
Add: M&A related fees(b)	1,199	—	1,210	—
Severance & restructuring related costs(c)	582	220	3,729	471
Write-off of CRM(d)	—	—	3,327	—
Adjusted income from continuing operations before income taxes	1,719	681	2,204	9,248
Less: Adjusted income tax expense(e)	632	294	811	3,986
Non-GAAP consolidated income from continuing operations	$1,087	$387	$1,393	$5,262

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$(0.04)	$0.01	$(0.32)	$0.41
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.09	$0.03	$0.11	$0.41

GAAP diluted weighted average number of common shares outstanding	11,976	12,954	12,101	12,871
Non-GAAP diluted weighted average number of common shares outstanding	12,476 (f)	12,954	12,673 (f)	12,871

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Includes third party expenses directly associated with acquisition-related activity that otherwise would not occur, such as legal, accounting, tax and valuation work.
(c)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(d)	Relates to the write-off of internally developed software work in process related to our upcoming CRM system, which was one component of our overall ERP system conversion, in favor of a similar CRM system already configured and in production at En Pointe.
(e)	The tax rate utilized is our effective annual income tax rate.
(f)	Includes approximately 500,000 and 572,000 dilutive shares for the three and nine months ended September 30, 2015, respectively, for computation of non-GAAP diluted EPS.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$8,951	$8,892
Accounts receivable, net of allowances of $423 and $426	299,334	199,604
Inventories	46,543	50,687
Prepaid expenses and other current assets	24,765	15,936
Deferred income taxes	3,314	3,922
Asset held for sale	5,812	—
Current assets of discontinued operations	—	26
Total current assets	388,719	279,067
Property and equipment, net	78,189	74,368
Goodwill	64,711	25,510
Intangible assets, net	12,109	4,673
Other assets	4,905	5,558
Non-current assets of discontinued operations	—	14
Total assets	$548,633	$389,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$205,027	$122,333
Accrued expenses and other current liabilities	49,004	26,107
Deferred revenue	15,486	10,089
Line of credit	82,850	52,795
Notes payable — current	4,777	3,741
Note payable related to asset held for sale	4,848	—
Current liabilities of discontinued operations	349	577
Total current liabilities	362,341	215,642
Notes payable	30,775	22,415
Other long-term liabilities	20,305	5,600
Deferred income taxes	11,156	12,217
Total liabilities	424,577	255,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,955,144 and 15,758,714 shares issued; 11,902,236 and 12,267,550 shares outstanding	16	16
Additional paid-in capital	122,624	120,915
Treasury stock, at cost: 4,052,908 and 3,491,164 shares	(23,027)	(17,472)
Accumulated other comprehensive income	(382)	941
Retained earnings	24,825	28,916
Total stockholders’ equity	124,056	133,316
Total liabilities and stockholders’ equity	$548,633	$389,190

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$(4,091)	$3,892
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,085	9,149
Write-off of software work in process	3,327	—
Provision for deferred income taxes	(365)	550
Excess tax benefit related to stock option exercises	(207)	(290)
Non-cash stock-based compensation	1,220	1,074
Change in operating assets and liabilities:
Accounts receivable	(99,627)	1,151
Inventories	8,154	71,926
Prepaid expenses and other current assets	(7,401)	(10,689)
Other assets	1,211	1,807
Accounts payable	67,602	(20,440)
Accrued expenses and other current liabilities	9,668	(1,217)
Deferred revenue	5,119	4,769
Total adjustments	(2,214)	57,790
Net cash provided by (used in) operating activities	(6,305)	61,682
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	(17,295)	—
Purchases of property and equipment	(19,666)	(22,762)
Net cash used in investing activities	(36,961)	(22,762)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	30,055	(55,045)
Borrowings under notes payable	17,695	11,462
Payments under notes payable	(3,451)	(1,602)
Change in book overdraft	12,721	1,130
Payments of obligations under capital leases	(1,803)	(2,018)
Payments of earn-out liability	(5,443)	—
Net proceeds from stock issued under stock option plans	596	3,667
Payments for deferred financing costs	(653)	(30)
Common shares repurchased and held in treasury	(5,555)	(1,140)
Excess tax benefit related to stock option exercises	207	290
Net cash provided by (used in) financing activities	44,369	(43,286)
Effect of foreign currency on cash flow	(1,044)	(138)
Net change in cash and cash equivalents	59	(4,504)
Cash and cash equivalents at beginning of the period	8,892	9,992
Cash and cash equivalents at end of the period	$8,951	$5,488
Supplemental Cash Flow Information
Interest paid	$2,557	$2,541
Income taxes paid	549	5,922
Supplemental Non-Cash Investing and Financing Activities
Earn-out liability	$27,057	$—
Financed purchase of property and equipment	1,035	544

9